UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2012

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 610-293-0600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

Safeguard Scientifics, Inc. (the “Company”), Safeguard Delaware, Inc. (“SDI”), Safeguard Delaware II, Inc. (“SDI II”) and Safeguard Scientifics (Delaware), Inc. (“SSDI”) (collectively, “Borrowers”) have entered into a Third Loan Modification Agreement dated as of December 21, 2012 (the “Agreement”) relating to the Amended and Restated Loan and Security Agreement dated as of May 27, 2009, by and among Silicon Valley Bank (“Bank) and Borrowers, as amended by a certain Joinder and First Loan and Modification Agreement, dated as of December 31, 2010, and as further amended by a certain Second Loan Modification Agreement dated as of April 29, 2011 (the “Loan Agreement”). SDI and SSDI are wholly owned subsidiaries of Safeguard, and SDI II is a wholly owned subsidiary of SDI. The Agreement extends the maturity date of the facility from December 31, 2012 to December 31, 2014. The Company paid a fee in the amount of 0.1% of the commitment amount. The other principal terms of the credit facility, including the $50 million credit availability, remain substantially the same as the terms contained in the Loan Agreement.

The information set forth above is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Third Loan Modification Agreement dated as of December 21, 2012, by and among Silicon Valley Bank, Safeguard Scientifics, Inc., Safeguard Delaware, Inc., Safeguard Delaware II, Inc. and Safeguard Scientifics (Delaware), Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: December 27, 2012	By:	BRIAN J. SISKO
Brian J. Sisko
Executive Vice President and Managing Director

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Third Loan Modification Agreement dated as of December 21, 2012, by and among Silicon Valley Bank, Safeguard Scientifics, Inc., Safeguard Delaware, Inc., Safeguard Delaware II, Inc. and Safeguard Scientifics (Delaware), Inc.